UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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                                                    Cracker Barrel Old Country Store, Inc.

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                Set forth below are (1) the text of a voicemail delivered by Michael A. Woodhouse, Executive Chairman of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”), to field management and home office employees of the Company, (2) the text of an email sent by Mr. Woodhouse to field management and home office employees of the Company and (3) the text of an article published by the Restaurant Finance Monitor, to which there is a link in Mr. Woodhouse’s email.  The voicemail and the email were distributed after 5:30 pm Eastern Time on November 3, 2011.  Permission to use the article referenced in Mr. Woodhouse’s email was neither sought nor obtained.

Voicemail from Mike Woodhouse to all Field Management, HO Employees

Hello, everyone. Cracker Barrel has been in the news this week regarding the proxy fight we find ourselves in, and we expect more coverage over the next few days and weeks as we start telling our story in earnest to shareholders. We are now able to explain in detail why we believe Cracker Barrel is on the right track, and why we believe shareholders should vote against putting an activist shareholder on our Board of Directors.

As you may recall, Biglari Holdings has announced that it will be conducting a proxy contest at our annual meeting in December to seek to elect their CEO, Sardar Biglari, to our Board of Directors. Because this will be a contested election, we expect that Biglari Holdings will continue to make public statements that are critical of Cracker Barrel’s senior management and the current Board of Directors as part of their arguments for why shareholders should elect Mr. Biglari to the Board.

This week, Cracker Barrel has started its public discussions on why we believe Mr. Biglari is wrong for Cracker Barrel, and we are getting some positive attention from restaurant analysts and in media reports. Our presentation for shareholders on this proxy fight shows how we believe Cracker Barrel has stayed focused on its objectives, objectives such as planned leadership transitions and our plans to grow traffic, sales, profits, and shareholder value. Our presentation shows that, at the same time, Mr. Biglari has appeared to focus on his own ambitions and undisclosed agenda. In this presentation, we point out key facts to consider, such as Cracker Barrel outperforming the market and its peers over the long term and that we have a strategy in place for the next phase of growth under our new CEO. We also point out that that as the CEO of a competing restaurant company, we believe Mr. Biglari would present material business and legal conflicts of interest.

There is a lot more information in the Cracker Barrel Investor Presentation on the Biglari Holdings’ Proxy Fight. You will be receiving an email with a link to that presentation on our Investor Relations website page in case you would like to review it.

That email will also have a link to an article in Restaurant Finance Monitor about the presentation that was published this week.

Engaging in a proxy fight is the last thing that anyone at Cracker Barrel wanted to do, and we took a number of steps to avoid this, steps that were rejected by Mr. Biglari. So, we are now working hard to prevail in this proxy contest because we believe that a positive future for Cracker Barrel is worth fighting for.

I will continue to provide you with updated information as I can throughout this process, but I urge you not to be distracted by this and to instead stay focused on the work you do every day to ensure that all of our guests receive a great Cracker Barrel experience during each and every visit. The very best way to protect our company is to focus on the business and to deliver improved results. We must continue to focus on delivering the Cracker Barrel guest experience which, in turn, will grow restaurant traffic and retail sales.

Thank you for all you are doing as part of our company!

Email from Mike Woodhouse to all Field Management, HO Employees

To: All Restaurant and Retail Managers; Restaurant and Retail District Managers; Restaurant and Retail Regional Vice Presidents; All Home Office Employees

From: Mike Woodhouse, Executive Chairman of the Board

Subject: Proxy fight update

Date:  November 3, 2011

Cracker Barrel has been in the news this week and we expect more coverage over the next few days and weeks as we start telling our story in earnest to shareholders, explaining why we believe the company is on the right track, and why we believe they should vote against putting an activist shareholder on our Board of Directors.

As you may recall, Biglari Holdings has announced that it will be conducting a proxy contest at our upcoming annual meeting in December to seek to elect their CEO, Sardar Biglari, to our Board of Directors. Because this will be a contested election, we expect that Biglari Holdings will continue to make public statements that are critical of Cracker Barrel’s senior management and the current Board of Directors as part of their arguments for why shareholders should elect Mr. Biglari to the Board.

This week, Cracker Barrel has started its public discussions on why we believe Mr. Biglari is wrong for Cracker Barrel and we are getting some positive attention from restaurant analysts and in media reports. Our presentation for shareholders on this proxy fight shows how we believe Cracker Barrel has stayed focused on its objectives, such as planned leadership transitions and our plans to grow traffic, sales, profits, and shareholder value, while Mr. Biglari has appeared to focus on his own ambitions and undisclosed agenda. In this presentation, we point out key facts to consider, such as Cracker Barrel outperforming the market and its peers over the long term and that we have a strategy in place for the next phase of growth under our new CEO, and that as the CEO of a competing restaurant company, we believe Mr. Biglari would present material business and legal conflicts of interest.

There is a lot more information in the Cracker Barrel Investor Presentation on the Biglari Holdings’ Proxy Fight. Here is a link to it on our Investor Relations website page in case you would like to review it:

http://files.shareholder.com/downloads/CBRL/1296956349x0x513851/2CF0DA46-8FA6-4D7E-97A6-70095D6CED0D/CBRL_IP_11.1.11.pdf

And here is a link to an article in Restaurant Finance Monitor about the presentation:

http://www.restfinance.com/content/story.php?article=00683

Engaging in a proxy fight is the last thing that anyone at Cracker Barrel wanted to do and we took a number of steps to avoid this, steps that were rejected by Mr. Biglari. So, we are now working hard to prevail in this proxy contest because we believe that a positive future for Cracker Barrel is worth fighting for.

I will continue to provide you with updated information as I can throughout this process, but I urge you not to be distracted by this and to instead stay focused on the work you do every day to ensure that all of our guests receive a great Cracker Barrel experience during each and every visit. The very best way to protect our company is to focus on the business and to deliver improved results. We must continue to focus on delivering the Cracker Barrel guest experience which, in turn, will grow restaurant traffic and retail sales.

Thank you for all you are doing as part of our company.

Important additional information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel's 2011 Annual Meeting. Cracker Barrel has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with such solicitation of proxies from Cracker Barrel shareholders. When completed, a definitive proxy statement and a form of proxy will be mailed to Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY

WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Cracker Barrel's 2011 Annual Meeting. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at crackerbarrel.com.

Cracker Barrel Goes On The Offensive

Restaurant Finance Monitor

Jonathan Maze

1 November 2011

Cracker Barrel on Tuesday filed its latest proxy presentation with the Securities and Exchange Commission, and it pulls no punches when it comes to the investor that is trying to gain a seat on the Tennessee chain's board. The presentation takes Sardar Biglari to task for everything from the way he took over Steak 'N Shake to the wording of his public documents.

Mostly, the presentation charges Biglari, Chairman of Biglari Holdings, for being self-serving. "We believe Biglari is dedicated to Biglari—not the best interests of all Cracker Barrel shareholders," the presentation said. We'll detail some of the presentation here, but it's interesting reading. It effectively charges him with lying in numerous statements, and also pokes at his compensation and his efforts to secure himself more voting control over Biglari Holdings.

Biglari is trying to gain a single board seat at Cracker Barrel, and though he has publicly denied it,we believe he's making an effort to take the chain over, much like he did with Western Sizzlin' and then with Steak N Shake. Cracker Barrel executives apparently agree with our view. The company complains that Biglari has refused to disclose his specific plans for the business, and notes that he has previously used proxy fights to gain control of a company without paying a premium to shareholders. Cracker Barrel also says that Biglari Holdings' own documents says it prefers making "control investments."

The presentation describes Biglari's takeover of Steak N Shake with just 5.8 percent ownership, purchased in 2007. He won a proxy contest the next year, after which several board members resigned their positions. The presentation suggests that Biglari pushed out board members unwilling to give him authority over the company.

Another interesting charge is that "Biglari oddly views his shareholders' money as his own." It referenced a letter to Cracker Barrel shareholders in September, in which Biglari said "I have invested about $100 million" in Cracker Barrel—even though Biglari personally does not own any stock in the chain. "If Biglari really views a public company's ownership as his own, what other governance issues do we not know about at Biglari Holdings?"

Cracker Barrel says that Steak N Shake is a competitor and thus Biglari's membership on the Cracker Barrel board would be a conflict of interest, and suggests that Biglari's effort raises antitrust concerns. It also takes Biglari to task for reducing capital expenditures, thus focusing on short-term profits at the expense of long-term investment—a view that may not sit well with restaurant investors who dislike capital expenses.

Perhaps our favorite slide in the presentation is one of the last, which references a picture hung on the wall of each Steak N Shake, showing Biglari surrounded by seemingly happy Steak N Shake employees. "Biglari slashed capital expenditures, but paid to put his picture in every restaurant."